Exhibit 16.1

November 4, 2020

Office of the Chief Accountant

Securities and Exchange Commission

100 F Street, NE

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Fisker Inc. statements (formally known as Spartan Energy Acquisition Corp.) included under Item 4.01 of its Form 8-K dated November 4, 2020. We agree with the statements concerning our Firm under Item 4.01, in which we were informed of our dismissal on October 29, 2020. We are not in a position to agree or disagree with other statements contained therein.

Very truly yours,

/s/ WithumSmith+Brown, PC

New York, New York